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                                                                    EXHIBIT 10.1


                               CLICK2LEARN, INC.

                   CHANGE OF CONTROL EXECUTIVE SEVERANCE PLAN
                              ADOPTED JUNE __, 2002

1.   PURPOSE OF PLAN.

The purpose of this Plan is to ensure that the interests of the Eligible Executives of Click2learn, Inc. (the "Company") are aligned with the interests of the stockholders generally in the event of a Change in Control. This Plan is intended to provide the Eligible Executives with an incentive to complete such a Change in Control transaction, even if as a result thereof they will no longer be employed by the Company or its successor, while at the same time providing an incentive for the Eligible Executives to continue employment with the Company or its successor if such company desires to retain their services. This Plan is also intended to be a welfare plan for a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA").

2.   DEFINITIONS.

When used in this Plan the following terms shall have the meanings defined in this Section:

"Change in Control" means any of the following transactions: (1) a merger or consolidation in which the Company is not the surviving entity (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company); (2) a merger in which the Company is the surviving corporation but after which the owners of the equity of the Company immediately prior to such merger cease to own their shares or other equity interest in the Company; (3) the sale of substantially all of the assets of the Company; (4) the acquisition, sale or transfer of more than 50% of the outstanding shares or equity interests of the Company by tender offer or similar transaction; or (5) any of the foregoing transactions with respect to any entity that controls, either directly or through one or more intermediary entities, the Company.

"Eligible Executive" means any individual designated by resolution of the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") as eligible to receive the benefits of this Plan; provided that such individual is an active employee of the Company at the time the Company agrees in writing to a Change in Control or, if a Change in Control is completed without the agreement of the Company, at the time the Change in Control is completed.

"Good Cause" means any of the following by or of an Eligible Executive: (1) a failure or refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company or any successor; (2) a good faith determination that performance is unsatisfactory after reasonable notice of the ways in which performance is unsatisfactory and a reasonable opportunity to correct any such deficiencies; (3) a failure or refusal in any material respect to perform his or her duties (except for any failure due to ill health or disability; (4) unprofessional, unethical or fraudulent conduct or conduct that is materially detrimental to the reputation, character or standing of the Company or any successor; (5) dishonest conduct or a deliberate attempt to do an injury to the Company or any successor; (6) unauthorized disclosure, misuse or theft of the proprietary information or intellectual property of the Company or any successor; (7) a criminal act which would reflect badly on the Company or any successor; or (8) death.


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Good Reason" means any of the following by the Company or any successor with respect to an Eligible Executive: (1) a reduction in salary or target compensation below that in effect immediately prior to the earlier of the Company's written agreement to or the closing of a Change in Control; or (2) the relocation of work location to a location more than fifty miles from the work location immediately prior to the earlier of the Company's written agreement to or the closing of a Change in Control.

3.   SEVERANCE BENEFITS.

If, in connection with, and prior to the closing of a Change in Control agreed to in writing by the Company, or within 12 months following the closing of any Change in Control, an Eligible Executive's employment is terminated either: (i) by the Company or any successor to the Company other than for Good Cause or (ii) by the Eligible Executive for Good Reason (either of (i) or (ii), a "Triggering Event"), then such Eligible Executive shall be entitled to receive the following benefits upon executing a release of claims agreement provided by the Company after the Triggering Event:

     o Acceleration of Stock Option Vesting. All of such Eligible Executive's stock options granted pursuant to the Company's 1998 Equity Incentive Plan (or any options received as a result of the Change of Control in exchange for such options) (the "1998 Plan") which are not exercisable on the date of such termination shall accelerate and become fully exercisable immediately following any such termination.

     o Severance Pay. For the period of time set forth below, the Company or any successor shall continue to pay the Eligible Executive his or her then current base salary (less legally required payroll deductions) on normal payroll dates; provided, however, that at any time during such period the Company or its successor may elect to pay such amount or the then-unpaid portion thereof in a single lump sum payment. The period for such severance pay is determined based on the Eligible Executive's length of continuous employment with the Company and any successor (including employment with any company acquired by the Company) as follows:


     Length of Employment              Severance Period
     --------------------              ----------------
      Less than 2 years                    3 months
         2 - 4 years                       6 months
         4 - 6 years                       9 months
       6 or more years                    12 months

Notwithstanding anything else in this Plan, any Eligible Executive who does not comply with his or her continuing obligations under his or her Employee Invention, Confidentiality, Non-raiding and Non-competition Agreement with the Company shall, unless such non-compliance is waived in writing by the Company in its sole discretion, forfeit any rights to the benefits of this Section 3.

4.   OTHER BENEFITS.

This Plan is intended to provide the minimum benefits to be received by an Eligible Executive whose employment is terminated as provided herein. Nothing in this Plan shall be deemed to amend any employment agreement between an Eligible Executive and the Company that provides severance benefits to such Eligible Executive. However, any such Eligible Executive shall be permitted to participate in the Severance Pay benefits of Section 3 to the extent that his or her employment agreement and other plans, programs and arrangements do not provide severance benefits greater in the aggregate than those Severance Pay benefits provided in this Plan and then only to the extent of the difference between the Severance Pay benefits provided under this Plan and under such employment agreement, plans, programs


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and arrangements. Nothing in this Plan shall be deemed to limit the rights of an
Eligible Executive to receive any other benefits provided to employees generally either (i) upon termination of employment; (ii) pursuant to the 1998 Plan; or
(iii) as a result of a Change in Control.

5.   AMENDMENT AND TERMINATION

The Company reserves the right, through the Compensation Committee to amend this Plan at any time, for any reason and without notice; provided, however, that no amendment may have the effect of reducing any benefit to which an Eligible Executive is then entitled following a Triggering Event under the terms of this Plan. Unless terminated earlier by the Company, this plan shall automatically terminate upon the earlier of (a) 10 years from the date of adoption, and (b) 30 months after a Change in Control. All amendments must be in writing. No person is authorized to make promises regarding benefits under this Plan except as provided in this document. Neither the Company nor its respective affiliates, successors, directors, officers, stockholders, employees and agents, will be bound by or liable to anyone for any promise, commitment or other statement that is not contained in Plan, as amended from time to time.

6.   ADMINISTRATION

The Compensation Committee has all power and authority necessary or convenient to administer this Plan, including, but not limited to, the exclusive authority and discretion: (a) to construe and interpret this Plan; (b) to decide all questions of eligibility for and the amount of benefits under this Plan; (c) to prescribe procedures to be followed and the forms to be used by Eligible Executives pursuant to this Plan; and (d) to request and receive from all Eligible Executives such information as it determines is necessary for the proper administration of this Plan.

7.   CLAIMS PROCEDURES

Eligible Executives have the right under ERISA and this Plan to file a written claim for benefits. To file a claim, the Eligible Executive must send the written claim to the Human Resources Director for the Company or its successor. If such claim is denied in whole or in part, the Eligible Executive will receive written notice of the Human Resources Director's decision within 30 days after the claim is received. Such written notice will include the following information: (a) specific reasons for the denial, (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a description of any additional material or information necessary for the perfection of the claim and an explanation of why it is needed; and (d) steps to be taken if the Eligible Executive wishes to appeal the denial of the claim, including a statement of the Eligible Executive's right to bring a civil action under Section 502(a) of ERISA upon an adverse decision on appeal.

If the Eligible Executive submits a claim according to the procedures above and does not hear from the Human Resources Director within 30 days, the Eligible Executive may consider the claim denied. The following appeal procedures give the rules for appealing a denied claim.

If a claim for benefits is denied, in whole or in part, or if the Eligible Executive believes benefits under this Plan have not been properly provided, the Eligible Executive may appeal this denial in writing within 10 days after the denial is received. The Compensation Committee of the Company or its successor will conduct a review and make a final decision within 30 days after receiving you're the Eligible Executive's written request for review. The decision will be in writing and will include the following information: (a) specific reasons for the denial; (b) specific reference to pertinent Plan provisions on which the denial is based; (c) a statement of the Eligible Executive's right to access and receive copies, upon request and free of charge, of all documents and other information relevant to such claim for benefits; and (d) a statement of the right to bring a civil action under Section 502(a) of ERISA. If the Compensation


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Committee does not respond within the applicable time frame, the Eligible
Executive may consider the appeal denied.

If the Eligible Executive submits a written request to appeal a denied claim, the Eligible Executive has the right to review pertinent Plan documents and to send a written statement of the issues and any other documents to support the claim. The Eligible Executive must pursue the claim and appeal rights described above before seeking any other legal recourse regarding a claim for benefits.